                                                                    EXHIBIT 99.6

Prospectus Supplement

                                    SBU BANK

                             INCENTIVE SAVINGS PLAN

         This prospectus supplement relates to the offer and sale to participants in the SBU Bank Incentive Savings Plan ("401 (k) Plan") of participation interests and shares of common stock of Partners Trust Financial Group, Inc.

         The Board of Directors of SBU Bank (formerly The Savings Bank of Utica) has adopted a plan that will reorganize the structure of SBU Bank from a mutual savings bank to a stock savings bank subsidiary in a two-tier mutual holding company structure as the wholly-owned subsidiary of Partners Trust Financial Group, Inc. As part of the reorganization, Partners Trust Financial Group, Inc. has been established to acquire all of the stock of SBU Bank and simultaneously offer a minority interest in Partners Trust Financial Group, Inc. common stock to the public under certain purchase priorities in the plan of conversion. The remaining shares will be owned by Partners Trust, MHC. 401(k) Plan participants are now permitted to direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Partners Trust Financial Group, Inc. common stock through the Partners Trust Financial Group, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets at September 30, 2001, the trustee of the 401(k) Plan could purchase up to 700,000 shares of Partners Trust Financial Group, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Partners Trust Financial Group, Inc. common stock.

         The Partners Trust Financial Group, Inc. prospectus, dated ___________, is attached to this prospectus supplement. The Partners Trust Financial Group, Inc. prospectus contains detailed information regarding the conversion of SBU Bank, Partners Trust Financial Group, Inc. common stock and the financial condition, results of operations and business of SBU Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

                              --------------------

         For a discussion of risks that you should consider, see "Risk Factors" beginning on page 14 of the prospectus.

         The interests in the 401(k) Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

         The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         This prospectus supplement may be used only in connection with offers and sales by Partners Trust Financial Group, Inc. of interests or shares of common stock under the 401(k) Plan to employees of SBU Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

         You should rely only on the information contained in this prospectus supplement and the attached prospectus. Partners Trust Financial Group, Inc., SBU Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

         This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of SBU Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

          The date of this prospectus supplement is February __, 2002.

                                TABLE OF CONTENTS

THE OFFERING .............................................................   4
  SECURITIES OFFERED .....................................................   4
  ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES ..........   4
  VALUE OF 401(K) PLAN ASSETS ............................................   5
  ELECTION TO PURCHASE PARTNERS TRUST FINANCIAL GROUP, INC.
   COMMON STOCK IN THE CONVERSION OF SBU BANK ............................   5
  METHOD OF DIRECTING TRANSFER ...........................................   5
  TIME FOR DIRECTING TRANSFER ............................................   5
  IRREVOCABILITY OF TRANSFER DIRECTION ...................................   5
  DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING ..................   6
  NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK .................   6
  VOTING RIGHTS OF COMMON STOCK ..........................................   6

DESCRIPTION OF THE 401(K) PLAN ...........................................   6
  INTRODUCTION ...........................................................   6
  ELIGIBILITY AND PARTICIPATION ..........................................   7
  CONTRIBUTIONS UNDER THE 401(K) PLAN ....................................   7
  LIMITATIONS ON CONTRIBUTIONS ...........................................   8
  INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES .......................   9
  PERFORMANCE HISTORY ....................................................  11
  INVESTMENT IN COMMON STOCK OF PARTNERS TRUST FINANCIAL GROUP, INC. .....  11
  WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(K) PLAN .....................  12
  ADMINISTRATION OF THE 401(K) PLAN ......................................  13
  AMENDMENT AND TERMINATION ..............................................  14
  MERGER, CONSOLIDATION OR TRANSFER ......................................  14
  FEDERAL INCOME TAX CONSEQUENCES ........................................  14
  ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS ......  15
  SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING
   PROFIT LIABILITY ......................................................  16
  FINANCIAL INFORMATION REGARDING 401(K) PLAN ASSETS .....................  17

LEGAL OPINION ............................................................  17

                                  THE OFFERING

Securities Offered

         Partners Trust Financial Group, Inc. is offering participation interests in The Savings Bank of Utica Incentive Savings Plan (the "401(k) Plan"). The participation interests represent indirect ownership of Partners Trust Financial Group, Inc.'s common stock through the 401(k) Plan. Assuming a purchase price of $10 per share, the 401(k) Plan may acquire up to 700,000 shares of Partners Trust Financial Group, Inc. common stock in the offering for the Partners Trust Financial Group, Inc. Stock Fund. Only employees of SBU Bank may become participants in the 401(k) Plan. The common stock of Partners Trust Financial Group, Inc. to be issued hereby is conditioned on the consummation of the reorganization. Your investment in the common stock of Partners Trust Financial Group, Inc. through the 401(k) Plan in the offering is subject to the purchase priorities contained in the plan of reorganization and stock issuance plan of The Savings Bank of Utica. The Savings Bank of Utica has changed its name to SBU Bank in connection with the reorganization.

         Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of SBU Bank is contained in the attached prospectus. The address of the principal executive office of SBU Bank is 233 Genesee Street, New York 13501. SBU Bank's telephone number is (315) 768-3000.

Election to Purchase Common Stock in the Offering; Priorities

         In connection with the reorganization and stock offering, you may elect to transfer all or part of your account balances in the 401(k) Plan to the Partners Trust Financial Group, Inc. Stock Fund, to be used to purchase common stock issued in the offering. All plan participants are eligible to direct a transfer of funds to the Partners Trust Financial Group, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the plan of reorganization of SBU Bank. Your order will be filled based on your status as an eligible account holder or supplemental eligible account holder in the reorganization of SBU Bank. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2000. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2001. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Partners Trust Financial Group, Inc. common stock in the subscription offering and you may use funds in the 401(k) Plan account to pay for the shares of Partners Trust Financial Group, Inc. common stock which you are eligible to purchase. The trustee of the Partners Trust Financial Group, Inc. Stock Fund will purchase common stock in accordance with your directions.

         In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the 401(k) Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Value of 401(k) Plan Assets

         As of September 30, 2001, the market value of the assets of the 401(k) Plan was approximately $7,000,000. The plan administrator informed each participant of the value of his or her account balance under the 401(k) Plan as of September 30, 2001.

Election to Purchase Partners Trust Financial Group, Inc. Common Stock in the Conversion of SBU Bank

         In connection with the conversion of SBU Bank, the 401(k) Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the 401(k) Plan to the Partners Trust Financial Group, Inc. Stock Fund. The trustee of the 401(k) Plan will subscribe for Partners Trust Financial Group, Inc. common stock offered for sale in connection with the conversion of SBU Bank, in accordance with each participant's direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

Method of Directing Transfer

         You will receive a Change of Investment Allocation Form on which you can elect to transfer all or a portion of your account balance in the 401(k) Plan to the Partners Trust Financial Group, Inc. Stock Fund for the purchase of stock in the offering. If you wish to use all or part of your account balance in the 401(k) Plan to purchase common stock issued in the offering, you should indicate that decision on the Change of Investment Allocation Form. If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer

         If you wish to purchase common stock with your 401(k) account balances, you must return your Change of Investment Election Form to Sandra Wilczynski, Plan Administrator, SBU Bank, 233 Genesee Street, Utica, New York 13501, no later than 12:00 noon on ___________ __, 2002.

Irrevocability of Transfer Direction

         You may not change your special election to transfer amounts credited
         ---------------------------------------------------------------------
to your account in the 401(k) Plan to the Partners Trust Financial Group, Inc.
------------------------------------------------------------------------------
Stock Fund for the purchase of stock in the offering. You will, however,
----------------------------------------------------
continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds on a daily basis.

Direction to Purchase Common Stock After the Offering

         You will be able to purchase stock after the offering through your investment in the Partners Trust Financial Group, Inc. Stock Fund. You may direct that a certain percentage of your account balance in the 401(k) Plan be transferred to the Partners Trust Financial Group, Inc. Stock Fund. After the offering, the trustee of the 401(k) Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Partners Trust Financial Group, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Partners Trust Financial Group, Inc.

Nature of a Participant's Interest in the Common Stock

         The trustee will hold Partners Trust Financial Group, Inc. common stock in the name of the 401(k) Plan. The trustee will allocate the shares of Partners Trust Financial Group, Inc. common stock acquired at your direction to your account under the 401(k) Plan. Your interest in the fund will be reported on your account statement in shares and valued daily. In addition, your account will also be credited with a portion of any cash held in the Partners Trust Financial Group, Inc. Stock Fund. Therefore, earnings on your account will not be affected by the investment designations of other participants in the 401(k) Plan.

Voting Rights of Common Stock

         The 401(k) Plan provides that you may direct the trustee as to how the trustee should vote any shares of Partners Trust Financial Group, Inc. common stock held by the Partners Trust Financial Group, Inc. Stock Fund and credited to your account. If the trustee does not receive your voting instructions, SBU Bank can direct the trustee to vote your shares in the same manner as the shares of common stock for which instructions were given. All voting instructions will be kept confidential.

                         DESCRIPTION OF THE 401(K) PLAN

Introduction

         SBU Bank originally adopted the SBU Bank Incentive Savings Plan effective January 1, 1983, and restated the plan effective January 1, 1999. The 401(k) Plan is a tax-qualified plan that permits participants to defer current compensation to their account balances. The plan also permits participant direction of investment.

         SBU Bank intends that the 401(k) Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). SBU Bank may amend the 401(k) Plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the 401(k) Plan is governed by ERISA you have various rights and protections under Federal law as a participant in the 401(k) Plan.

         Reference to full text of plan. The following statements are summaries
         ------------------------------
of certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. You may obtain a copy of the 401(k) Plan by filing a request with SBU Bank, attention: Sandra Wilczynski, 233 Genesee Street, New York 13501. We urge each employee to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

         You are eligible to become a participant in the 401(k) Plan upon the first entry date after both attainment of age 21 and completion of one "year of service" in which you have completed at least 1,000 hours of service.

         As of September 30, 2001, there were approximately 240 employees eligible to participate in the 401(k) Plan and 234 individuals with account balances in the plan.

Contributions Under the 401(k) Plan

         Employee Before-Tax Contributions. As a participant in the 401(k) Plan,
         ---------------------------------
you are permitted to defer any whole percentage (not less than 1% nor more than 15%) of your compensation (as defined in the 401(k) Plan) and to have that amount contributed to the 401(k) Plan on your behalf. The Internal Revenue Code limits your before-tax contributions to the 401(k) Plan and similar plans to $11,000 in 2002.

         You may elect to modify the amount contributed to the 401(k) Plan by filing a new elective deferral agreement with the 401(k) Plan administrator at least 10 days prior to the first day of the payroll period with respect to which such change is to become effective. Elections to modify your contributions to the 401(k) Plan may be made no more often than once during any calendar quarter.

         Employee Post-Tax Contributions. You may elect to make post-tax
         -------------------------------
contributions to your account in amounts no greater than 5 % of your compensation. You may elect to modify the amount of your post-tax contributions by filing a new post-tax contributions election agreement with the 401(k) Plan administrator at least 10 days prior to the first day of the payroll period with respect to which such change is to become effective. Elections to modify your post-tax contributions to the 401(k) Plan may be made no more often than once during any calendar quarter.

         Employer Matching Contributions. SBU Bank may make discretionary
         -------------------------------
matching contributions on behalf of each participant in a amount equal to 100% of the participant's before-tax contributions, up to 2% of compensation, and 50% of such participant's before-tax contributions up to the next 2% of compensation.

         Employer Special Contributions. SBU Bank may, in its discretion, make
         ------------------------------
special contributions for a plan year to the before-tax contribution accounts of any eligible employees. SBU Bank may provide that special contributions be made only on behalf of eligible employees who are non-highly compensated employees on the last day of the plan year. Such special contributions will be allocated in proportion to each such eligible employee's compensation for the plan year. SBU Bank will not make matching contributions with respect to any special contributions.

Limitations on Contributions

         Limitation on Employee Before-Tax Contributions. For the plan year
         -----------------------------------------------
beginning January 1, 2002, the amount of your before-tax contributions may not exceed $11,000 per calendar year. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the distribution is made.

         Limitations on Annual Additions and Benefits. Beginning in 2002, the
         --------------------------------------------
contributions and forfeitures you receive under the 401(k) Plan and the employee stock ownership plan ("ESOP"), cannot, in the aggregate, exceed the lesser of $40,000 (the dollar limitation) or 100% (the percentage limitation) of your compensation. To the extent contributions and forfeitures allocated to a participant's account exceed these limitations during the year, any or all of the post-tax contributions, before tax contributions, special contributions and matching contributions shall be immediately adjusted to that amount which will not exceed the limitation.

         If you also participate in the ESOP and annual additions to your accounts in both plans exceed the maximum permissible amount, the plan administrator will reduce your contributions under the 401(k) Plan first, so that the total annual additions do not exceed the maximum permissible amount. If employer contributions and employee deferral contributions are both made to the Plan in the year that the excess occurs, employer contributions will be reduced before employee deferral contributions.

         Limitation on Plan Contributions for Highly Compensated Employees.
         -----------------------------------------------------------------
Special provisions of the Internal Revenue Code limit the amount of employee deferrals and employer matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Partners Trust Financial Group, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if Partners Trust Financial Group, Inc. so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

         Vesting. At all times, you have a fully vested, nonforfeitable interest
         -------
in your before-tax and post-tax contribution accounts and your rollover contribution account. You are vested in your employer matching contribution and special contribution account in accordance with the following schedule:

              Years of Service                  Vesting Percentage
              ----------------                  ------------------
              Less than 1                                  0%
              1 year but less than 2 years                20%
              2 years but less than 3 years               40%
              3 years but less than 4 years               60%
              4 years but less than 5 years               80%
              5 or more years                            100%

         You also become 100% vested in employer matching contributions and special contributions, if any, made to your account upon the earliest of your normal retirement age (as defined by the 401(k) Plan) or termination of employment by reason of death or disability. If you terminate employment for reasons other than these, you will forfeit the non-vested portion of your account. Any non-vested employer contributions which are forfeited shall be applied to subsequent employer matching contribution accounts.

Investment of Contributions and Account Balances

         All amounts credited to your accounts under the 401(k) Plan are held in trust. A trustee appointed by SBU Bank's board of directors administers the trust.

         As participants in the 401(k) Plan, you are provided the opportunity to direct the investment of your accounts into one of the following investment choices:

         RSGroup Trust Co. Stable Value Fund. This fund seeks to protect principal from market volatility and achieve returns comparable to short-term bond funds by investing in high-quality, interest stable guaranteed investment contracts (GICs), bank investment contracts (BICs), and synthetic stable value products with a relatively predictable annual return. The yield on investment contracts is more stable than most fixed income funds, but will follow market interest rates higher or lower. Investment contracts do not provide any of the capital appreciation of other types of investments.

         RSI Retirement Trust Actively Managed Bond Fund. This fund seeks principal appreciation and income return over time by investing in high-quality fixed income securities. .

         RSGroup Trust Co. Conservative Asset Allocation Fund. This fund is an asset allocation fund that seeks preservation of principal with a modest opportunity for growth. The Fund's target allocation is 40% stocks (15% Core Equity, 15% Value Equity, 5% Emerging Growth, and 5% International Equity) and 60% bonds.

         RSGroup Trust Co. Moderate Asset Allocation Fund. This fund is an asset allocation fund that seeks significant long-term growth. The Fund's target allocation is 60% stocks (20% Core Equity, 20% Value Equity, 10% Emerging Growth, and 10% International Equity) and 40% bonds.

         RSGroup Trust Co. Aggressive Asset Allocation Fund. This fund is an asset allocation fund that seeks to exceed other asset allocation funds in long-term growth. The

Fund's target allocation is 75% stocks (25% Core Equity, 25% Value Equity, 12.5% Emerging Growth, and 12.5% International Equity) and 25% bonds.

         RSI Retirement Trust Value Equity Fund. This fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of financially strong, medium-to-large sized companies with below market price-to-earnings ratios.

         RSI Retirement Trust Core Equity Fund. This fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of high-quality, medium-to-large sized companies with attractive earnings potential and valuations.

         Alger Growth Retirement Portfolio. This fund seeks long-term capital appreciation. Under normal circumstances, the fund invests primarily in the equity securities of large companies. The fund considers a large company to have a market capitalization of $1 billion or greater.

         American Century International Growth Fund. This fund seeks capital growth by investing primarily in common stocks of foreign companies with the potential for capital appreciation.

         Alger Midcap Growth Retirement Portfolio. This fund seeks long-term capital appreciation by investing primarily in equity securities of companies with capitalizations within the range of companies included in the S&P Midcap 400 Index.

         Neuberger Berman Genesis Trust. This fund seeks capital appreciation by investing primarily in common stocks of companies with market capitalizations up to $1.5 billion.

         RSI Retirement Trust Emerging Growth Equity Fund. This fund seeks capital appreciation by investing in quality growth stocks of smaller, relatively new companies that demonstrate higher than average potential for earnings growth.

         An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

         You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a notice at least ten days prior to the effective date of such direction or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a notice at least ten days prior to the effective date of such change or by telephone or other electronic medium.

Performance History

         The following table provides performance data with respect to the investment funds available under the 401(k) Plan:

                    Net Investment Performance - Fund Returns
                    -----------------------------------------



                                                        Y-T-D                         Annualized
                                                        Ended                    --------------------
Investment Fund                                        9/30/01      1 Year       3 Years      5 Years
---------------                                        -------      ------       -------      -------
RSGroup Trust Company Stable Value Fund                  4.08%        6.08%        6.04%*         NA

RSI Retirement Trust Actively Managed Bond Fund          9.29%       12.96%        6.14%        6.23%

RSGroup Trust Company  Conservative Asset
Allocation Fund                                         -4.23%        9.14%       10.12%*         NA

RSGroup Trust Company Moderate Asset
Allocation Fund                                        -10.75%        6.46%       12.50%*         NA

RSGroup Trust Company Aggressive Asset
Allocation Fund                                        -15.64%        4.82%       14.12%*         NA

RSI Retirement Trust Value Equity Fund                 -15.43%       17.60%       16.62%       21.33%

RSI Retirement Trust Core Equity Fund                  -25.80%       -5.66%       12.61%       16.81%

Alger Growth Retirement Portfolio                      -22.42%      -13.85%       20.45%       19.77%

American Century International Growth Inv.             -29.73%      -15.01%       18.48%       17.91%

Alger Midcap Growth Retirement Portfolio               -19.37%       16.95%       32.16%       26.17%

Neuberger Berman Genesis Fund Trust                     -2.88%       32.49%        8.63%       17.56%

RSI Retirement Trust Emerging Growth Equity Fund       -30.95%       -9.67%       13.96%       15.28%
---------------------------------------------------- ------------ ------------ ------------ ---------
*Since inception, 3/1/99.

Investment in Common Stock of Partners Trust Financial Group, Inc.

         In connection with the reorganization, the 401(k) Plan now offers the Partners Trust Financial Group, Inc. Stock Fund as an additional choice to these investment alternatives. The Partners Trust Financial Group, Inc. Stock Fund invests primarily in the common stock of Partners Trust Financial Group, Inc. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balances in the Partners Trust Financial Group, Inc. Stock Fund.

         The Partners Trust Financial Group, Inc. Stock Fund consists primarily of investments in the common stock of Partners Trust Financial Group, Inc. made on the effective date of the conversion of SBU Bank. After the conversion, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Partners Trust Financial Group, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of Partners Trust Financial Group, Inc.

         As of the date of this prospectus supplement, none of the shares of Partners Trust Financial Group, Inc. common stock have been issued or are outstanding and there is no established market for Partners Trust Financial Group, Inc. common stock. Accordingly, there is no record of the historical performance of the Partners Trust Financial Group, Inc. Stock Fund. Performance of the Partners Trust Financial Group, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Partners Trust Financial Group, Inc. and SBU Bank and market conditions for Partners Trust Financial Group, Inc. common stock generally.

         Investments in the Partners Trust Financial Group, Inc. Stock Fund involve special risks common to investments in the common stock of Partners Trust Financial Group, Inc. For a discussion of the material risk factors, see "Risk Factors" beginning on page 14 of the attached prospectus.

Withdrawals and Distributions from the 401(k) Plan

         Federal law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the 401(k) Plan prior to your termination of employment with SBU Bank. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59-1/2, regardless of whether the withdrawals occur during your employment with SBU Bank or after termination of employment.

         Withdrawals Prior to Termination of Employment. You may withdraw your
         ----------------------------------------------
employee elective deferral contributions (not including earnings) and rollover contributions prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the plan. These requirements insure that you have a true financial need before you make a withdrawal.

         In addition, once you attain age 59-1/2, you may withdraw all or any portion of your account, if you are 100% vested.

         Finally, you may receive a loan from the 401(k) Plan of a portion of your account balance, not to exceed the lesser of (i) $50,000 or (ii) one-half of your vested account balance. The interest rate on any loan will be equal to the prime rate as set forth in the first publication of The Wall Street Journal issued during the month in which the borrower requests the loan, rounded to the nearest quarter of one percent, increased by one percentage point. Only one loan is permitted at a time.

         Distribution upon Retirement or Disability. Payment of your benefits
         ------------------------------------------
upon your normal retirement (as defined under the 401(k) Plan), disability, or other termination of employment shall be made in a single lump-sum payment or in installments, over a period which cannot exceed your life expectancy. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account.

         Distribution upon Termination of Service for Reasons Other than
------------------------------------------------------------------------
Retirement or Disability. In the event of termination of service for reasons
------------------------
other than retirement or disability, you benefits will be paid in a lump sum distribution. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account.

         Distribution upon death. If you die prior to the benefit commencement
         -----------------------
date for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or other properly designated beneficiary in a lump sum distribution.

         Commencement of Benefits. Unless you elect otherwise in accordance with
         ------------------------
the 401(k) Plan, the payment of benefits will generally commence within 60 days of the close of the plan year in which the latest of the following events occurs: (i) your attainment of age 65, (ii) the 10th anniversary of your participation in the 401(k) Plan, or (iii) the termination of your employment with SBU Bank.

         Nonalienation of benefits. Except for Federal income tax withholding or
         -------------------------
a qualified domestic relations order, your benefits payable under the 401(k) Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Administration of the 401(k) Plan

         The Trustee. The trustee of SBU Bank 401(k) Savings Plan is RSGroup
         -----------
Trust Company. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

         Plan Administrator. SBU Bank is the 401(k) Plan administrator. The
         ------------------
401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of 401(k) Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

         Reports to 401(k) Plan Participants.  The plan administrator will
         -----------------------------------
furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of




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

         contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

         SBU Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. SBU Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that SBU Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the 401(k) Plan with another 401(k) plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the plan had then terminated.

Federal Income Tax Consequences

         The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

         As a "tax-qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

         (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

         (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

         (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

         SBU Bank will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

         Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by SBU Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to this plan and any other profit sharing plans maintained by SBU Bank, which is included in the distribution.

         Partners Trust Financial Group, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Partners Trust Financial Group, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Partners Trust Financial Group, Inc. common stock; that is, the excess of the value of Partners Trust Financial Group, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Partners Trust Financial Group, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Partners Trust Financial Group, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Partners Trust Financial Group, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Partners Trust Financial Group, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Partners Trust Financial Group, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered either short-term, mid-term or long-term capital gain, depending upon the length of the holding period of Partners Trust Financial Group, Inc. common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act Considerations

         As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan's assets by participants and beneficiaries. The 401(k) Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as SBU Bank, the plan administrator, or the plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

         Because you will be entitled to invest all or a portion of your account balance in the 401(k) Plan in Partners Trust Financial Group, Inc. common stock, the regulations under section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Partners Trust Financial Group, Inc.
Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Partners Trust Financial Group, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of Partners Trust Financial Group, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Partners Trust Financial Group, Inc. Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Partners Trust Financial Group, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Partners Trust Financial Group, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Partners Trust Financial Group, Inc.'s common stock resulting from non-exempt purchases and sales of Partners Trust Financial Group, Inc. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Partners Trust Financial Group, Inc. stock fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

         Unaudited financial statements representing the net assets available for 401(k) Plan benefits at December 31, 2001, are attached to this prospectus supplement.

                                  LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to SBU Bank in connection with Partners Trust Financial Group, Inc.'s stock offering.

                                    SBU BANK

               Statement of Net Assets Available for Plan Benefits
                              with Fund Information

                         __________ __, _________ [date]